Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Energy XXI Gulf Coast, Inc. of our report dated February 27, 2014 relating to the consolidated financial statements of EPL Oil & Gas, Inc., which appears in EPL Oil & Gas Inc.’s Transition Report on Form 10-K for the period from January 1, 2014 through June 30, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New Orleans, Louisiana
May 1, 2015